Exhibit 99.1

FOR IMMEDIATE RELEASE

TAMPA ELECTRIC DEFERS USE OF CLEAN COAL GENERATING UNIT BEYOND 2013 NEEDS

Company cites financial risk to customers, shareholders from uncertain carbon requirements

Tampa, Florida – October 4, 2007 – Tampa Electric today announced that it no longer plans to meet its 2013 need for baseload generation through the use of integrated gasification combined-cycle technology, or IGCC. Primary drivers of the decision announced today include continued uncertainty related to carbon dioxide (CO2) regulations, particularly capture and sequestration issues, and the potential for related project cost increases. Because of the economic risk of these factors to customers and investors, the company believes it should not proceed with an IGCC project at this time.

The company remains steadfast in its support of IGCC as a critical component of future fuel diversity in Florida and the nation, and believes the technology is the most environmentally responsible way to utilize coal, an affordable, abundant and domestically produced fuel. Tampa Electric is recognized as the world leader in the production of electricity from IGCC. The company also believes that IGCC technology offers the best platform to capture and then sequester CO2. Once public policy issues regarding long-term sequestration are resolved, demonstration projects can be conducted that will lead to a better understanding of the science, technologies and economics of sequestration.

President Chuck Black said, “We believe there is a role for IGCC in Tampa Electric’s future generation plans, but with the uncertainty of carbon capture and sequestration regulations being discussed at the federal and state levels, the timing is not right to utilize it for a baseload facility needed by 2013. We are not prepared to expose our customers and shareholders to that risk.”

“We sincerely appreciate the $133.5 million in federal tax credits awarded for this project, but with regulatory uncertainty and related potential cost increases, we are concerned that IGCC may not be the most cost-effective technology to use at this time,” said Black. “We’re going to take a step back and reevaluate how best to meet our 2013 needs.”

While technology exists for carbon capture, there remain many uncertainties about carbon sequestration to be resolved before a significant investment like the IGCC unit can occur. As the owner of the first and largest commercial IGCC generating facility, Tampa Electric anticipates that its Polk Unit 1 could be a central part of the research needed to advance the technology, in partnership with government agencies and others.

Peak demand for Tampa Electric is expected to continue to grow by 150 megawatts per year over the next 10 years, taking into consideration strong average annual customer growth of 2.3% and average annual energy sales growth of 2.5%.

With the deferment of the IGCC plan, the company will further study how it plans to meet its needs for more than 600 megawatts of generation in early 2013, evaluating other technologies and fuel options, including natural gas, as well as the impact of expanded energy-efficiency and conservation programs and renewable resources.

Tampa Electric expects to continue to make significant investments to reliably serve its growing customer base. The company’s capital spending for other infrastructure needs, excluding any generation expansion, is unchanged at an annual average of approximately $400 million through 2011. Tampa Electric’s parent company, TECO Energy, remains committed to its debt retirement plans.

Black expressed gratitude to Governor Charlie Crist, the state legislature, environmental organizations like National Resource Defense Council, Audubon of Florida, the Florida Wildlife Federation and the Clean Air Task Force, for supporting the IGCC advanced cost recovery legislation passed by the legislature earlier this year, and restated his belief that this technology can benefit the state in terms of fuel diversity and lower fuel costs to customers in the future.

“There is a good, healthy debate on climate change issues, and once that debate produces clearer requirements, significant investments can be made with greater certainty – and lower risks – for customers and investors,” added Black.

Tampa Electric Company is the principal subsidiary of TECO Energy, Inc. (NYSE: TE), an integrated energy-related holding company with core businesses in the utility sector, complemented by a family of unregulated businesses. Tampa Electric Company is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and independent power.

Contact:	Rick Morera (Media)	Mark Kane (Investors)
	813-228-4945	813-228-1772

Note: This news release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forward-looking statements are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this news release, except as may be required by law. Factors that could impact actual results include: Tampa Electric’s peak demand needs and the available alternatives for meeting those needs; general economic conditions in Tampa Electric’s service area affecting energy sales; weather variations and changes in customer energy usage patterns affecting sales and operating costs at Tampa Electric and the effect of extreme weather conditions. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2006.